Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Offering Statement on Form 1-A, utilizing form S-11 format, of Iroquois Valley Farmland REIT, PBC and Iroquois Valley Farms LLC; relating to our audit of the financial statements (enumerated below) and to the reference to our firm under the heading “Experts”.

1.	Report dated April 28, 2020 related to our audit of the financial statements of Iroquois Valley Farmland REIT, PBC as of December 31, 2019
2.	Report dated March 18, 2019 related to our audit of the financial statements of Iroquois Valley Farmland REIT, PBC as of December 31, 2018.

East Lansing, Michigan

June 5, 2020